Consent of Independent Auditors We consent to the incorporation by reference in Registration Statement No. 333-237177 on Form S-3 of OrthoPediatrics Corp. of our report dated July 30, 2019, relating to our audit of the combined financial statements of Vilex in Tennesee Inc. and Affiliate as of December 31, 2018 and 2017, and for the years then ended, included in the Current Report on Form 8-K/A filed on August 20, 2019. Wipfli LLP June 15, 2020 Lincolnshire, Illinois 2